Exhibit 99.1

NOBLE ENERGY FINALIZES STRATEGIC PARTNERSHIP
WITH CONSOL ENERGY IN MARCELLUS SHALE
HOUSTON (October 3, 2011) — Noble Energy, Inc. (NYSE: NBL) announced today it has closed the previously announced agreements which create a joint venture partnership with CONSOL Energy, Inc. (NYSE: CNX) for the development of Marcellus Shale properties in southwest Pennsylvania and northwest West Virginia.
Under the agreements, Noble Energy acquired a 50 percent interest in 628,000 net undeveloped acres for approximately $1 billion, payable in three installments of which the first is $327 million. The Company also purchased a 50 percent interest in existing Marcellus production and infrastructure for approximately $232 million. In addition, Noble Energy agreed to fund approximately $2.1 billion of CONSOL’s future drilling and completions costs, which are expected to extend over an eight-year period.
The total amount Noble Energy paid at closing was $593 million, which included the first installment payment, the full amount for production and infrastructure, and customary adjustments for net cash between the effective date and closing. The second and final installments will be paid on the first and second anniversaries of the closing, respectively.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.
Contacts
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Eric Schneider
(281) 872-2640 eschneider@nobleenergyinc.com

This news release includes projections and other “forward-looking statements” within the meaning of the federal securities laws. Such projections and statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the timing to close the transaction, the failure to satisfy closing conditions to the transaction, Noble Energy’s ability to achieve the benefits contemplated by the transaction, the diversion of management time on transaction-related issues, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, drilling and operating risks, exploration and development risks, government regulation or other action, the ability of management to execute its plans to meet its goals, competition, the ability to replace reserves, environmental risks and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
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